Exhibit (d)(11)

EXECUTION VERSION

THIRD AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This Third Amendment (this “Third Amendment”), dated as of April 20, 2012, is made and entered into by and among K-9 HOLDINGS, INC., a Delaware corporation (“Parent”), K-9 ACQUISITION, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and GREAT WOLF RESORTS, INC., a Delaware corporation (the “Company”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Merger Agreement (as defined below).

WHEREAS, Parent, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger, dated as of March 12, 2012 as amended by that certain First Amendment to Agreement and Plan of Merger (the “First Amendment”), dated as of April 6, 2012 and as further amended by that certain Second Amendment to Agreement and Plan of Merger (the “Second Amendment”), dated as of April 18, 2012 (as amended, the “Merger Agreement”);

WHEREAS, in accordance with Section 9.8 of the Merger Agreement, the Parties desire to amend the Merger Agreement as set forth in this Third Amendment so as to, among other things, increase the Offer Price in the Tender Offer from $7.00 to $7.85;

WHEREAS, the Company Board, at a meeting thereof duly called and held, has unanimously (including a majority of disinterested directors) (a) approved and declared advisable this Third Amendment, the Merger and the transactions contemplated by the Merger Agreement, as amended by this Third Amendment, including the Tender Offer, as supplemented in accordance with this Third Amendment, (b) declared that it is in the best interests of the stockholders of the Company that the Company enter into this Third Amendment and the Merger Agreement, as amended by this Third Amendment, and consummate the Merger and the other transactions contemplated by the Merger Agreement, as amended by this Third Amendment, (c) directed that, to the extent required by applicable Law, the adoption of the Merger Agreement, as amended by this Third Amendment, be submitted to a vote at a meeting of the stockholders of the Company and (d) resolved and agreed to recommend to the Stockholders of the Company that they accept the Tender Offer as supplemented in accordance with this Third Amendment, tender their Common Stock into the Tender Offer, as supplemented in accordance with this Third Amendment, and, to the extent required by applicable Law, vote in favor of the approval and adoption of the Merger Agreement, as amended by this Third Amendment, and the transactions contemplated thereby and hereby, including the Merger and the Tender Offer, in each case on the terms and subject to the conditions of the Merger Agreement, as amended by this Third Amendment;

WHEREAS, the board of directors of Merger Sub has unanimously approved and declared advisable, and the board of directors of Parent has unanimously approved, this Third Amendment, the Merger and the transactions contemplated by the Merger Agreement, as amended by this Third Amendment, on the terms and subject to the conditions set forth in the Merger Agreement, as amended by this Third Amendment;

WHEREAS, concurrently with the execution of this Third Amendment, and as a condition and inducement to the willingness of the Company to enter into this Third Amendment, Parent has delivered to the Company a third amended and restated Equity Commitment Letter from the Sponsors to provide equity financing to Parent and/or Merger Sub to which the Company is an express third-party beneficiary pursuant to the terms and subject to the conditions and limitations thereof (as amended and restated, the “Equity Commitment Letter”); and

WHEREAS, concurrently with the execution of this Third Amendment, and as a condition and inducement to the willingness of the Company to enter into this Third Amendment, Parent has delivered to the Company a third amended and restated Limited Guarantee from the Sponsors in favor of the Company with respect to certain of Parent’s and Merger Sub’s obligations under the Merger Agreement, as amended by this Third Amendment, as further specified therein (as amended and restated, and as may be further amended from time to time in accordance with its terms, the “Limited Guarantee”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

A. Amendments to the Merger Agreement. The Merger Agreement is hereby amended as follows:

1. Recitals.

(a) The following recital is added immediately following the second recital in the Merger Agreement:

“WHEREAS, pursuant to the Second Amendment, Merger Sub amended the Tender Offer to increase the Initial Offer Price to $7.00 net to seller in cash on the terms and subject to the conditions set forth herein;

(b) The third recital in the Merger Agreement is amended by replacing the phrase “$7.00” with the phrase “$7.85”.

(c) The following recital is added immediately following the seventh recital in the Merger Agreement:

“WHEREAS, the Company Board, at a meeting thereof duly called and held on April 20, 2012, has unanimously (including a majority of disinterested directors) (a) approved and declared advisable the Third Amendment, the Merger and the transactions contemplated by this Agreement (as amended by the Third Amendment), including the Tender Offer, as supplemented in accordance with the Third Amendment, (b) declared that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement (as amended by the Third Amendment) and consummate the Merger and the other transactions contemplated by this Agreement (as amended by the Third Amendment), (c) directed that, to the extent required by applicable Law, the adoption of this Agreement (as amended by the

Third Amendment), be submitted to a vote at a meeting of the stockholders of the Company and (d) resolved and agreed to recommend to the stockholders of the Company that they accept the Tender Offer, as supplemented in accordance with the Third Amendment, tender their Common Stock into the Tender Offer, as supplemented in accordance with the Third Amendment, and, to the extent required by applicable Law, vote in favor of the approval and adoption of this Agreement (as amended by the Amendment) and the transactions contemplated hereby, including the Merger and the Tender Offer, as supplemented in accordance with the Third Amendment, in each case on the terms and subject to the conditions of this Agreement (as amended by the Third Amendment);

(d) The eighth recital in the Merger Agreement is amended and restated as follows:

WHEREAS, the board of directors of Merger Sub has unanimously approved and declared advisable, and the board of directors of Parent has unanimously approved, this Agreement (as amended by the Third Amendment), the First Amendment, the Second Amendment, the Third Amendment, the Merger and the transactions contemplated by this Agreement (as amended by the Third Amendment), on the terms and subject to the conditions set forth in this Agreement (as amended by the Third Amendment);”.

(e) The eleventh recital in the Merger Agreement is amended and restated as follows:

“WHEREAS, concurrently with the execution of the Third Amendment, and as a condition and inducement to the willingness of the Company to enter into the Third Amendment, the Sponsors are entering into a third amended and restated Limited Guarantee in favor of the Company with respect to certain of Parent’s and Merger Sub’s obligations under this Agreement as further specified therein.”

2. Replacement of the Phrase Second Amendment. The Merger Agreement is amended by replacing the phrase “Second Amendment” with the phrase “Third Amendment” in the following sections:

Section	Instance of Replacement
Section 1.1(a) – The Tender Offer	The second sentence
Section 1.2 – Tender Offer Documents	The first sentence of the second paragraph
Section 1.3(a) – Company Actions	Clause (ii) of the first sentence
Section 1.3(b) – Company Actions	Each instance it is used in the first sentence of the second paragraph
Section 4.3 – Corporate Authorization	Each instance it is used
Section 4.4 – Enforceability	Each instance it is used
Section 4.6 – Governmental Authorizations	Each instance it is used

Section 4.7 – Non-Contravention	Each instance it is used
Section 4.25 – Opinion of Financial Advisor	Each instance it is used
Section 5.2 – Corporate Authorization	Each instance it is used
Section 5.3 – Government Authorizations	Each instance it is used
Section 5.4 – Non-Contravention	Each instance it is used
Section 5.6(a) – Financing	The first sentence
Section 5.6(c) – Financing	The third sentence
Section 5.6(e) – Financing	Each instance it is used
Section 6.5(d) – No Solicitation	The first sentence

3. Section 5.6(a) – Financing: Section 5.6(a) of the Merger Agreement is amended by replacing clause (i) of the first sentence of Section 5.6(a) of the Merger Agreement with the following:

“(i) an executed third amended and restated equity commitment letter, dated as of April 20, 2012 from certain Persons party thereto (the “Sponsors”) to provide equity financing (the “Equity Financing”) to Parent and/or Merger Sub to which the Company is an express third-party beneficiary pursuant to the terms and subject to the conditions and limitations thereof as amended, modified or supplemented from time to time in accordance with its terms, the “Equity Commitment Letter”) and”

4. Section 5.6(b) – Financing. Section 5.6(b) of the Merger Agreement is amended by replacing the phrase “and April 18, 2012” with the phrase April 18, 2012 and April 20, 2012” in Section 5.6(b) of the Merger Agreement.

5. Section 5.11 – Limited Guarantee. Section 5.11 of the Merger Agreement is amended and restated as follows:

“As of the date of the Third Amendment, Parent and Merger Sub have delivered to the Company a third amended and restated limited guarantee of the Sponsors in favor of the Company, dated as of April 20, 2012 (as amended and restated and as may be amended, modified or supplemented from time to time in accordance with its terms, the “Limited Guarantee”). The Limited Guarantee is in full force and effect and, subject to the Enforceability Exceptions, constitutes the legal, valid and binding obligation of the Sponsors, enforceable in accordance with its terms, and has not been amended, withdrawn or rescinded in any respect. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Sponsors under the Limited Guarantee.”

6. Section 8.6(b) – Fees and Expenses Following Termination. Section 8.6(b) of the Merger Agreement is amended and restated as follows:

“The Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds (x) in the cases of clauses (i), (ii) and (iii) below, an amount equal to $7,792,000 and reimbursement of Parent and its Affiliates of all Expenses up to $2,675,000 and (y) in the case of clauses (iv) and (v) below, an amount equal to that required to reimburse Parent and its Affiliates of all Expenses up to $2,675,000 (each such amount, the “Company Termination Fee”).”

7. Section 9.1. – Certain Definitions. Section 9.1 is amended by adding the following definition to Section 9.1 of the Merger Agreement:

“(zz) “Third Amendment” means that certain Third Amendment to this Agreement, dated as of April 20, 2012, by and among Parent, Merger Sub and the Company.”

8. Index of Defined Terms. The Index of Defined Terms of the Merger Agreement is amended by including the defined term “Third Amendment” and its corresponding cross-reference to “Section 9.1(zz)” to the Index of Defined Terms.

B. References to Expiration Date. After giving effect to that certain Letter Agreement, dated as of April 5, 2012, by and among Parent, Merger Sub and the Company (the “Letter Agreement”), the First Amendment, the Second Amendment and this Third Amendment, each reference in the Merger Agreement to “Expiration Date” shall refer to 9:00 a.m. New York City time on the eleventh Business Day from and including the date of filing of the amendment to the Schedule TO required by §1.2 of the Merger Agreement, as extended in accordance with the terms of the Merger Agreement.

C. References to the Merger Agreement. After giving effect to the First Amendment, the Second Amendment and this Third Amendment, each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder”, “herein” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by the First Amendment, the Second Amendment and this Third Amendment and all references in the Disclosure Schedules to “the Agreement” and “the Merger Agreement” shall refer to the Merger Agreement as amended by the First Amendment, the Second Amendment and this Third Amendment.

D. Construction. Except as expressly provided in the First Amendment, the Second Amendment or this Third Amendment, all references in the Merger Agreement and the Disclosure Schedules to “the date hereof” and “the date of this Agreement” shall refer to March 12, 2012.

E. Miscellaneous. The First Amendment, the Second Amendment, this Third Amendment and the Merger Agreement (including the documents or instruments referred to herein, including any exhibits attached thereto and the Disclosure Schedules referred to therein, which exhibits and Disclosure Schedules are incorporated therein by reference), together, embody the entire agreement and understanding among the Parties and supersede any prior understandings, agreements, letters of intent, or representations by or among such parties, written or oral, that may have related to such subject matters. Except as specifically amended by the First Amendment, the Second Amendment and hereby, the Merger Agreement, as amended by the First Amendment, the Second Amendment and hereby, shall remain in full force and effect. The terms and provisions of Article IX of the Merger Agreement are incorporated herein by reference as if set forth herein in their entirety and shall apply mutatis mutandis to this Third Amendment.

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IN WITNESS WHEREOF, the Parties have executed or caused this Third Amendment to be executed as of the date first written above.

K-9 HOLDINGS, INC.

By:	/s/ Aaron Stone
Name: Aaron Stone
Title: President

K-9 ACQUISITION, INC.

By:	/s/ Aaron Stone
Name: Aaron Stone
Title: President

[Signature Page to the Third Amendment to the Merger Agreement]

GREAT WOLF RESORTS, INC.

By:	/s/ Kimberly K. Schaefer
Name: Kimberly K. Schaefer
Title: Chief Executive Officer

[Signature Page to the Third Amendment to the Merger Agreement]